APPENDIX [C]

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD

CONSULT YOUR PROFESSIONAL ADVISER WITHOUT DELAY.

PROPOSAL IN RELATION TO A

SCHEME OF ARRANGEMENT

(Pursuant to Section 99 of

the Companies Act 1981 of Bermuda (as amended))

EXPLANATORY STATEMENT

(in compliance with Section 100 of the Companies Act)

BETWEEN

EK CHOR CHINA MOTORCYCLE CO. LTD.

-AND-

the Holders of Scheme Shares

Contents	Page
Introduction
1. The Scheme of Arrangement
2. Purpose of the Scheme
3. Conditions of the Scheme
4. The Effect of the Scheme of Arrangement
5. Material Interests of the Directors of the Company
6. The Governing Law on Jurisdiction
7. The Court Meeting
8. Effective Date of the Scheme

Introduction

EK CHOR CHINA MOTORCYCLE CO. LTD. (the “Company”) proposes to effect an arrangement with the holders of Scheme Shares which will result in the Company becoming a wholly-owned subsidiary of C.P. Pokphand Co. Ltd., an exempted company incorporated under the laws of Bermuda with limited liability (“CPP”). The holders of Scheme Shares are the Shareholders of all the issued and outstanding Shares in the capital of the Company other than those Shares owned by CPP.

The arrangement is intended to be implemented by way of a scheme of arrangement under Section 99 of the Companies Act. It is proposed that under the Scheme, all the Scheme Shares shall be cancelled with the result that the Company becomes a wholly-owned subsidiary of CPP.

Upon completion of the Court Meeting, it is proposed that there will be a special general meeting of the Shareholders of the Company (“Special General Meeting”) to consider and if thought fit to approve certain mechanisms to give effect to the Scheme including reductions in both the authorized and issued share capital and the share premium account of the Company. The resolutions are set out in a notice of Special General Meeting annexed to the Proxy Statement.

Capitalized words and expressions used herein which are not expressly defined have the meanings ascribed to them in the Scheme to which this Explanatory Statement is attached.

The purpose of this Explanatory Statement is to explain the Scheme, the effect of the Scheme and the steps necessary for the implementation of the Scheme.

1.    The Scheme of Arrangement

The Scheme comprises the following principal steps:

(a)	the issued share capital of the Company shall be reduced by cancelling and extinguishing all the Scheme Shares;

(b)	subject to and forthwith upon such reduction of issued share capital taking effect, the authorized share capital of the Company shall be reduced by the amount and number of Shares represented by the Scheme Shares cancelled;

(c)	the share premium account of the Company as it shall stand at the close of business (Bermuda time) on the Effective Date shall be reduced by US$[ ]; and

(d)	in consideration of the cancellation and extinguishment of the Scheme Shares, the payment or procurement of payment by the Company of US$[ ] to the holders of the Scheme Shares (as appearing in the Register at the Record Date).

The Scheme will not be completed until all conditions to the Scheme are satisfied or waived. [It is anticipated that all such conditions will have been satisfied or, if permissible, waived by [the time of the Court hearing convened in Bermuda to sanction the Scheme] which is presently scheduled for [            ] [            ], 2003, which is [            ] days after the date of the scheduled Court Meeting.]. This date is estimated and is subject to change. Unless this Scheme shall become effective on or before [            ], 2003 or such later date as the Court on the application of the Company may allow, this Scheme shall lapse. For a discussion of the key regulatory approvals necessary for the Scheme, please see “Conditions of the Scheme” below.

2.    Purpose of the Scheme

The primary purpose of this Scheme is that all the Scheme Shares shall be cancelled with the result that the Company becomes a wholly-owned subsidiary of CPP.

The Proxy Statement to which this Explanatory Statement is attached (the “Proxy Statement”) contains selected consolidated historical financial data with respect to the Company (pages [            ] to [            ] and [            ] to [            ]).

The financial and market conditions leading to the Scheme proposal are more fully set out in the Proxy Statement.

CPP has agreed to be bound by the terms of the Scheme and to give an undertaking to that effect to the Court.

3.    Conditions of the Scheme

The Scheme will become effective and binding on all holders of Scheme Shares if the following conditions are satisfied or, if permissible, waived:

3.1	The affirmative vote of a majority in number of the holders of Scheme Shares who represent at least three-fourths in value of the Scheme Shares present and voting (either in person or by proxy) at the Court Meeting.

3.2	The sanction (with or without modification) of the Scheme by the Court.

3.3	The delivery of an office copy of the Order of the Court sanctioning the Scheme to the Registrar for registration, and the due registration by the Registrar of such Order.

3.4	The passing of the necessary resolution[s] to approve and implement the Scheme as set out in the notice of the Special General Meeting contained in the [Proxy Statement], including the reductions of both the authorized and issued share capital and the share premium account of the Company as referred to therein by a simple majority of the Shareholders present and voting (either in person or by proxy) at the Special General Meeting.

3.5	The necessary compliance with the procedural requirements under section 46 of the Companies Act for the proposed reduction of both the authorized and issued share capital and the share premium account of the Company to give effect to the Scheme.

4.    The Effect of the Scheme of Arrangement

As a result of the implementation of the Scheme, the Company will become a wholly-owned subsidiary of CPP.

5.    Material Interests of the Directors of the Company

The material interests of the Directors of the Company as directors and shareholders of the Company and the effect of the Scheme on such persons has been described in the Proxy Statement under the caption “Material Interests of the Directors of the Company”.

6.    The Governing Law on Jurisdiction

The Scheme will be governed by and construed in accordance with the laws of Bermuda, and the Company and the holders of the Scheme Shares shall irrevocably submit to the exclusive jurisdiction of the Court.

7.    The Court Meeting

The notice of the Court Meeting of the holders of the Scheme Shares to be convened on [            ], 2003 to approve the Scheme is set out on page [            ] of the Proxy Statement. Approval of the Scheme at the Court Meeting requires the affirmative vote of a majority in number of the holders of Scheme Shares who represent at least three-fourths in value of the Scheme Shares that are represented and voted, either in person or by proxy, provided that those holders of the Scheme Shares also constitute a majority of the Shareholders who are present and voting, either in person or by proxy, at the Court Meeting. A further discussion of the Court Meeting is contained on pages[            ] to [            ] of the Proxy Statement.

8.    Effective Date of the Scheme

The effective date of the Scheme will be the date upon which an office copy of the Order of the Court sanctioning the Scheme under Section 99 of the Companies Act is duly registered by the Registrar.

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